Exhibit (c)(9)(A)

English translation of the legal opinion rendered by Avv. Michele Carpinelli, Chiomenti Studio Legale, on December 2, 2015

Dear Sirs,

I have examined:

-        the resolution approved by the Board of Directors of Enel S.p.A in the meeting held on November 17, 2015; more specifically the content of the commitments of Enel S.p.A relating to the corporate reorganization of Enersis and the content of said commitments undertaken in favour of minority shareholders of the companies involved in the said reorganization;

-        the resolution approved in the same meeting by the Board of Directors of Enel S.p.A. pursuant to which Enel and Enersis, respectively, are expressly authorized to undertake the abovementioned commitments, as well as the resolution to grant specific authority to the Chairman, with express authority to sub-delegate to underwrite the declaration relating to the above mentioned commitments;

-        the declaration rendered by Avv. Claudio Sartorelli, in his capacity as secretary of the Board of Directors of Enel S.p.A.; the statement of the Chairman of Enel S.p.A of November 23, 2015 pursuant to which the Chairman, on the basis of the powers granted with the above mentioned resolution (and more specifically pursuant to the express authority of sub-delegation granted to the same Chairman), granted, pursuant to the applicable previsions of Italian Law, specific mandate with representation to Avv. Giulio Fazio to underwrite in the name and on behalf of Enel S.p.A. the statements reflecting the above mentioned commitments;

-        the communications underwritten by Avv. Giulio Fazio to Avv. Francisco Borja Acha Besga.

On the basis of the above, I render my legal opinion stating that the commitments undertaken by Enel S.p.A are valid effective and binding, being authorized specifically by the Board of Directors of Enel S.p.A.

Furthermore, I render my legal opinion stating that the declaration and deeds underwritten by Avv. Giulio Fazio by virtue of the powers specifically granted to him by the Chairman of Enel S.p.A. (on the basis of the powers expressly granted to him by the Board of Directors of Enel S.p.A.) are valid and effective reproducing the above mentioned commitments undertaken by Enel S.p.A., which, as indicated, are valid, effective and binding for Enel S.p.A.

Yours faithfully.

/s/ Michele Carpinelli

Chiomenti Studio Legale

Rome, December 2, 2015